                                                                     EXHIBIT 2.1






                          AGREEMENT AND PLAN OF MERGER


                                      Among


                           PARK PHARMACY CORPORATION,
                             a Colorado corporation,

                         TOTAL ACQUISITION CORPORATION,
                              a Texas corporation,

                          TOTAL PHARMACY SUPPLY, INC.,
                              a Texas corporation,

                       CARL S. MOSES and CYNTHIA A. MOSES




                                   ----------

                           Dated as of March 31, 2000

                                   ----------

                                TABLE OF CONTENTS


                                                                                  Page No
                                                                                  -------

ARTICLE 1
   The Merger; Closing; Effective Time ..........................................    1
   1.1   The Merger .............................................................    1
   1.2   Closing ................................................................    1
   1.3   Effective Time .........................................................    2
   1.4   Effects of the Merger ..................................................    2
   1.5   Articles of Incorporation ..............................................    2
   1.6   Bylaws .................................................................    2
   1.7   Officers and Directors .................................................    2
   1.8   Subsequent Action ......................................................    2
   1.9   Definitions ............................................................    3

ARTICLE 2
   Merger Consideration; Debt Repayment; Current Year Earnings ..................    3
   2.1   Merger Consideration ...................................................    3
   2.2   Debt Repayment At Closing ..............................................    4
   2.3   S-Corporation Earnings .................................................    4

ARTICLE 3
   Effect of the Merger on Capital Stock; Exchange of Certificates ..............    5
   3.1   Status and Conversion of Stock .........................................    5
   3.2   Closing of the Company's Transfer Books ................................    5

ARTICLE 4
   Representations and Warranties of Parent .....................................    6
   4.1   Due Organization .......................................................    6
   4.2   Due Authorization ......................................................    6
   4.3   Brokers ................................................................    7
   4.4   Investment Representation ..............................................    7

ARTICLE 5
   Representations and Warranties of Shareholders and the Company ...............    8
   5.1   Capitalization; Ownership of Shares; No Liens on Shares ................    8
   5.2   Other Rights to Acquire Capital Stock ..................................    9
   5.3   Due Organization .......................................................    9
   5.4   Subsidiaries ...........................................................    9
   5.5   Due Authorization ......................................................    9
   5.6   Financial Statements ...................................................   11
   5.7   Conduct of Business; Certain Actions ...................................   12
   5.8   Properties .............................................................   13
   5.9   Tangible Property ......................................................   14
   5.10  Environmental Matters ..................................................   14
   5.11  Licenses and Permits ...................................................   15

   5.12  Proprietary Rights .......................................... 16
   5.13  Compliance with Laws ........................................ 17
   5.14  Insurance ................................................... 17
   5.15  ERISA Compliance ............................................ 18
   5.16  Contracts and Agreements .................................... 19
   5.17  Claims and Proceedings ...................................... 20
   5.18  Taxes ....................................................... 20
   5.19  Personnel ................................................... 21
   5.20  Business Relations .......................................... 22
   5.21  Accounts Receivable ......................................... 23
   5.22  Bank Accounts ............................................... 23
   5.23  Agents ...................................................... 23
   5.24  Indebtedness To and From Officers, Directors,
         Shareholders and Employees .................................. 23
   5.25  Certain Consents ............................................ 24
   5.26  Brokers ..................................................... 24
   5.27  Interest in Competitors, Vendors and Customers .............. 24
   5.28  Inventory ................................................... 24
   5.29  Warranties .................................................. 24
   5.30  Customers and Vendors ....................................... 25
   5.31  Information Furnished ....................................... 25
   5.32  Questionable Payments ....................................... 25
   5.33  Year 2000 ................................................... 26
   5.34  Investment Intent ........................................... 26
   5.35  Restricted Securities ....................................... 27
   5.37  Frost Loans ................................................. 28
   5.38  Tax Treatment ............................................... 28

ARTICLE 6
   Covenants ......................................................... 28
   6.1   Inspection .................................................. 28
   6.2   Compliance by the Company and Shareholders .................. 29
   6.3   Satisfaction of All Conditions Precedent .................... 29
   6.4   No Solicitation ............................................. 29
   6.5   Notice of Developments ...................................... 30
   6.6   Notice by Shareholders and the Company of Breach ............ 30
   6.7   Notice by Shareholders and the Company of Litigation ........ 30
   6.8   Updating Information ........................................ 31
   6.9   Interim Operations of the Company ........................... 31
   6.10  Resignations of Directors ................................... 33
   6.11  Employment Agreement - Carl S. Moses ........................ 33
   6.12  Employment Agreement - Cynthia A. Moses ..................... 33
   6.13  Closing and Holdback Agreement .............................. 33
   6.14  Registration Rights ......................................... 33

ARTICLE 7
   Conditions to Closing ............................................. 34
   7.1   Conditions to Obligations of Parent ......................... 34
   7.2   Conditions to Obligations of Shareholders and the Company ... 36

ARTICLE 8
   Indemnification ................................................... 38
   8.1   Indemnification ............................................. 38
   8.2   Defense of Third-Party Claims ............................... 39
   8.3   Direct Claims ............................................... 41
   8.4   Tax Audits .................................................. 42

ARTICLE 9
   Miscellaneous ..................................................... 42
   9.1   Collateral Agreements, Amendments and Waivers ............... 42
   9.2   Successors and Assigns ...................................... 43
   9.3   Expenses .................................................... 43
   9.4   Invalid Provisions .......................................... 43
   9.5   Information and Confidentiality ............................. 44
   9.6   Waiver ...................................................... 44
   9.7   Notices ..................................................... 45
   9.8   Survival of Representations and Warranties .................. 46
   9.9   Further Assurances .......................................... 46
   9.10  No Third-Party Beneficiaries ................................ 46
   9.11  Governing Law ............................................... 46
   9.12  Remedies Not Exclusive ...................................... 46

                                    EXHIBITS



A - Employment Agreement - Carl S. Moses

B - Employment Agreement - Cynthia A. Moses

C - Closing and Holdback Agreement

D - Opinion of Cribbs & McFarland

                          AGREEMENT AND PLAN OF MERGER

         This Agreement and Plan of Merger (this "Agreement") is entered into as of March 31, 2000, by and among Park Pharmacy Corporation, a Colorado corporation ("Parent"), Total Acquisition Corporation, a Texas corporation ("Merger Sub"), Total Pharmacy Supply, Inc., a Texas corporation (the "Company"), and Carl S. Moses and Cynthia A. Moses (collectively, the "Shareholders").

         The parties hereto agree as follows:

                                   ARTICLE 1
                      THE MERGER; CLOSING; EFFECTIVE TIME

         1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Texas Business Corporation Act (the "TBCA"), Merger Sub shall be merged with and into the Company (the "Merger") on the Closing Date (as herein defined). Following the Merger, the Company shall continue as the surviving corporation (hereinafter sometimes called the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of Texas, and the separate existence of Merger Sub shall cease. The name of the Surviving Corporation shall continue to be "Total Pharmacy Supply, Inc." It is the intent of the parties hereto that the Merger shall qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

         1.2 Closing. The closing of the Merger (the "Closing") shall take place at the offices of Carrington, Coleman, Sloman & Blumenthal, L.L.P., 200 Crescent Court, Suite 1500, Dallas, Texas 75201, at 10:00 a.m., local time, on March 31, 2000, or at such other time and place and/or on such other date, as the parties hereto may agree upon in writing. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

         1.3 Effective Time. As soon as practicable following the Closing, the Merger shall be consummated by the filing of articles of merger (the "Articles of Merger"), in such form as required by, and executed in accordance with, the relevant provisions of the TBCA, with the Secretary of State of the State of Texas in accordance with Article 5.04 of the TBCA. The Articles of Merger shall provide that the Merger shall be effective as of 12:01 a.m., April 1, 2000 (the "Effective Time").

         1.4 Effects of the Merger. The Merger shall have the effects set forth in Article 5.06 of the TBCA.

         1.5 Articles of Incorporation. The Articles of Incorporation of the Surviving Corporation shall, pursuant to the Merger and without any further action by the Surviving Corporation or its shareholders, be amended to read in its entirety as the Articles of Incorporation of Merger Sub as in effect immediately prior to the Effective Time, except that Article I of the Articles of Incorporation of the Surviving Corporation shall read as follows: "The name of the Corporation is Total Pharmacy Supply, Inc.," until thereafter amended in accordance with the TBCA.

         1.6 Bylaws. The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation, until amended as therein provided.

         1.7 Officers and Directors. The officers and directors of Merger Sub immediately prior to the Effective Time shall be the officers and directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and bylaws of the Surviving Corporation until their successors have been duly elected and qualified in accordance with the Articles of Incorporation and bylaws of the Surviving Corporation and the applicable provisions of the TBCA.

         1.8 Subsequent Action. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of the Company and Merger Sub or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of the Company and Merger Sub or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

         1.9 Definitions. All financial terms used herein shall have the meanings ascribed to them in accordance with generally accepted accounting principles consistently applied ("GAAP"). All terms capitalized herein are defined the first time they are used, except as otherwise noted.


                                    ARTICLE 2

          MERGER CONSIDERATION; DEBT REPAYMENT; CURRENT YEAR EARNINGS

         2.1 Merger Consideration. At the Closing, Parent shall, subject to the terms of that certain Closing and Holdback Agreement executed in connection herewith, issue and deliver to Shareholders that number of shares of Series A Preferred Stock, par value $.001 per share, of Parent (the "Parent Preferred Shares") arrived at by dividing the Measuring Number of Common Shares (as defined herein) by ten (10). The "Measuring Number of Common Shares" shall be the number of shares of Common Stock, par value $.0001 per share, of Parent (the "Common Stock") determined by dividing One Million, One Hundred Thousand and No/100 Dollars ($1,100,000) by the Target Price Per

Common Share (as defined below). The Target Price Per Common Share shall be equal to the lesser of (i) the average price per share at which the shares of Common Stock were traded on the Over-The-Counter Bulletin Board Market as of the close of business on the five (5) trading days immediately preceding the Closing Date, and (ii) $3.00. No fractional Parent Preferred Shares shall be issued but instead cash in an amount equal to the value of such fractional Parent Preferred Share shall be paid.

         2.2 Debt Repayment At Closing. At the Closing, Parent shall, or shall cause the Surviving Corporation or the Company to repay in full the following indebtedness for borrowed money:

                  (a) that certain loan from Frost Bank to the Company, the principal balance of which, and accrued but unpaid interest thereon, as of the date of this Agreement is $85,000 and $63.75, respectively (the "Frost Loan #1"); and

                  (b) that certain loan from Frost Bank to the Company, the principal balance of which, and the accrued but unpaid interest thereon, as of the date of this Agreement is $450,000 and $773.32, respectively (the "Frost Loan #2").

                  (c) It shall be a condition to the Parent's obligation under this Section 2.2 that Frost Bank return all promissory notes evidencing the Frost Loan #1 and the Frost Loan #2 (collectively, the "Frost Loans"), in each case marked "Paid in Full."

         2.3 S-Corporation Earnings. Prior to the Closing, the Company will distribute to the Shareholders the year-to-date net income of the Company for calendar year 2000 up to, but not to exceed, an amount of $50,000.

                                    ARTICLE 3

         EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

         3.1 Status and Conversion of Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

                  (a) Each share of common stock, $.10 par value per share, of the Company (the "Company Common Stock" or the "Shares") which is held by the Company (the "Treasury Shares") shall be canceled and retired without payment of any consideration therefor;

                  (b) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall by virtue of the Merger and without any action on the part of the holder thereof, be canceled and converted exclusively into the right to receive that number of Parent Preferred Shares equal to the total number of shares of Parent Preferred Shares to be issued in the Merger pursuant to Section 2.1 divided by the total number of shares of Company Common Stock issued and outstanding at the Effective Time.

                  (c) Each issued and outstanding share of capital stock of Merger Sub shall be converted into one fully paid and nonassessable share of common stock, $.01 par value per share, of the Surviving Corporation.

         3.2 Closing of the Company's Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Company Common Stock shall thereafter be made. If after the Effective Time certificates previously representing shares of Company Common Stock are presented to the Surviving Corporation or its transfer agent, they shall be canceled and exchanged for the Merger Consideration.

                                    ARTICLE 4

                    REPRESENTATIONS AND WARRANTIES OF PARENT

         Parent represents and warrants to Shareholders and the Company as follows (with the understanding that Shareholders and the Company are relying materially on such representations and warranties in entering into and performing this Agreement):

         4.1 Due Organization. Parent is a corporation, validly existing and in good standing under the laws of the State of Colorado, and has full corporate power and authority to enter into and perform this Agreement and each other instrument, agreement and document to be executed by it in connection herewith. Merger Sub is a corporation validly existing and in good standing under the laws of the State of Texas, and has full corporate power and authority to enter into and perform this Agreement and other instrument, agreement and document to be executed by it in connection herewith.

         4.2 Due Authorization. The execution, delivery and performance of this Agreement and such other agreements, instruments and documents to be executed in connection herewith by Parent and Merger Sub have been duly authorized by the Board of Directors of Parent and Merger Sub. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and constitutes a valid and binding obligation of Parent and Merger Sub enforceable in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally and the application of general principles of equity. The execution, delivery and performance of this Agreement by Parent and Merger Sub will not (a) violate any federal, state, county or local law, rule or regulation applicable to Parent and Merger Sub or its property, (b) violate or conflict with, or permit the cancellation of, any agreement to which Parent or Merger Sub is a party or by which it or its property is bound, (c) permit the acceleration of the maturity of any indebtedness of, or any indebtedness secured by the property of, Parent or Merger Sub, or (d) violate or conflict with any provision of Parent's or Merger Sub's articles of incorporation or by-laws. No action, consent or approval of or filing with any federal, state, county or local governmental authority is required in connection with the execution, delivery or performance of this Agreement (or any other agreement, instrument or document executed in connection herewith by Parent or Merger Sub), except for filings required under applicable federal and state securities laws.

         4.3 Brokers. Neither Parent or Merger Sub has engaged, or caused to be incurred any liability to, any finder, broker or sales agent in connection with the execution, delivery or performance of this Agreement or the transactions contemplated hereby (except that any fee payable to Hoak Breedlove Wesneski & Co. shall be payable by Parent).

         4.4 Investment Representation. Parent is acquiring the Shares for Parent's own account for investment and not with a view to, or for sale or other disposition in connection with, any distribution of all or any part thereof, except (i) in an offering covered by a registration statement filed with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act") covering such Shares or (ii) pursuant to an applicable exemption under the Securities Act. In acquiring the Shares, Parent is not offering or selling and will not offer or sell, for the Company in connection with any distribution of the Shares, and Parent has no participation and will not participate in any such undertaking or in any underwriting of such an undertaking except in compliance with applicable federal and state securities laws. Parent represents that Parent has had an opportunity to ask questions of and receive answers from Shareholders regarding the Company and its business, assets, results of operation, and financial condition and the terms and conditions of the sale of the Shares. Parent is an "accredited investor" as such term is defined in Regulation D under the Securities Act.

                                    ARTICLE 5

         REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS AND THE COMPANY

         Shareholders and the Company hereby jointly and severally represent and warrant to Parent and Merger Sub as follows (with the understanding that Parent and Merger Sub are relying materially on each such representation and warranty in entering into and performing this Agreement):

         5.1 Capitalization; Ownership of Shares; No Liens on Shares. The authorized capital stock of the Company consists of 1,000,000 shares of common stock, par value $.10 per share, 10,500 of which are issued and outstanding. All such issued and outstanding Shares are duly authorized, validly issued, fully paid and nonassessable. All of the Shares are owned of record and beneficially by Shareholders as set forth on Schedule 5.1 attached hereto. None of the Shares were issued or will be transferred under this Agreement in violation of any preemptive or preferential rights of any person. Each Shareholder is the true and lawful owner, of record and beneficially, of his or her Shares, free and clear of any liens, restrictions, security interests, claims, rights of another or encumbrances; none of the Shares are subject to any outstanding options, warrants, calls or similar rights of any other person to acquire the same; none of the Shares are subject to any restrictions on transfer thereof; and each Shareholder has the full power and authority to convey, and will convey to Parent at Closing, good and marketable title to his or her Shares, free and clear of any liens, restrictions, security interests, claims, rights of another or encumbrances.

         5.2 Other Rights to Acquire Capital Stock. There are no authorized or outstanding warrants, options or rights of any kind to acquire from the Company or any Shareholder any equity or debt securities of the Company or securities convertible into or exchangeable for equity or debt securities of the Company.

         5.3 Due Organization. The Company is a corporation, validly existing and in good standing under the laws of the State of Texas and has full power and authority to carry on its business as now conducted. The Company is qualified to do business and is in good standing in all jurisdictions where such qualification is required except where failure to be so qualified would not have a material adverse effect on the business, properties or assets of the Company.

         5.4 Subsidiaries. The Company does not directly or indirectly have (or possess any options or other rights to acquire) any subsidiaries or any direct or indirect ownership interests in any person, business, corporation, partnership, association, joint venture, trust or other entity.

         5.5 Due Authorization.

                  (a) The Company has full corporate power and authority to enter into and perform this Agreement and each other agreement, instrument and document required to be executed by the Company in connection herewith. The execution, delivery and performance of this Agreement and such other agreements, instruments and documents have been duly authorized by the Board of Directors of the Company.

                  (b) This Agreement has been duly and validly executed and delivered by the Company and the Shareholders and constitutes a valid and binding obligation of the Company and the Shareholders enforceable in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally and the application of general principles of equity. Upon its execution and delivery, each other agreement, instrument and document required to be executed by the Company or any Shareholder in connection herewith shall have been duly and validly executed and delivered by the Company and/or the Shareholders and shall constitute a valid and binding obligation of the Company and/or the Shareholders enforceable in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally and the application of general principles of equity.

                  (c) Neither the execution, delivery and performance of this Agreement by the Company and Shareholders, nor the execution, delivery and performance by the Company and/or any Shareholder of each other agreement, instrument or document required to be executed by it, him or her in connection herewith, shall, (i) violate any federal, state, county or local law, rule or regulation applicable to the Company, any Shareholder, or their respective properties, (ii) violate or conflict with, or permit the cancellation of, any agreement to which the Company or any Shareholder is a party, or by which any of them or any of their respective properties is bound, or result in the creation of any lien, security interest, charge or encumbrance upon any of such properties,
         (iii) permit the acceleration of the maturity of any indebtedness of, or indebtedness secured by the property of, the Company or any Shareholder, or (iv) violate or conflict with any provision of the certificate or articles of incorporation, or by-laws of the Company.

                  (d) No action, consent or approval of or filing with any federal, state, county or local governmental authority is required in connection with the execution, delivery or performance of this Agreement (or any other agreement, instrument or document executed in connection herewith by the Company or any Shareholder), except for filings under applicable federal and state securities laws.

         5.6 Financial Statements. The following Financial Statements (herein so called) of the Company have been delivered to Parent by the Company and
Shareholders: the unaudited balance sheets and related statements of income, retained earnings, and cash flows of the Company as of and for the years ended December 31, 1999, December 31, 1998, and December 31, 1997, together with the notes thereto.

         The Financial Statements have been prepared in accordance with the Company's modified cash basis accounting principles, internally prepared, applied on a consistent basis throughout the periods indicated and present fairly the financial position, results of operations and changes in the financial position of the Company as of the indicated dates and for the indicated periods (except for the absence of notes thereto and subject to normal year-end audit adjustments and accruals required to be made in the ordinary course of business which are not materially adverse and are consistent with past practices). Except to the extent reflected, disclosed or provided for in the balance sheet included in the Financial Statements, the Company has no material liabilities or material obligations normally reflected in financial statements (including footnotes) prepared in accordance with the Company's modified cash basis accounting principles, other than liabilities incurred in the ordinary course of business subsequent to December 31, 1999; and neither the Company nor any Shareholder has knowledge of any basis for the assertion of any such liability or obligation. Since December 31, 1999, there has been no material adverse change in the financial position, assets, liabilities, results of operations or business of the Company. To the best knowledge of Shareholders, there are no pending or proposed statutes, rules or regulations, nor any current or pending developments or circumstances, which would have a material adverse effect on the financial position, assets, liabilities, results of operations or business of the Company.

         5.7 Conduct of Business; Certain Actions. Except as set forth on
Schedule 5.7 attached hereto, since December 31, 1999, the Company has conducted its business and operations in the ordinary course and consistent with its past practices and has not (a) paid or declared any dividend or distribution or purchased or retired any indebtedness from any shareholder thereof, or purchased, retired or redeemed any capital stock from any shareholder, (b) increased the compensation of any of the directors, officers or key employees of, or consultants to, the Company or, except for wage and salary increases made in the ordinary course of business and consistent with past practices, increased the compensation of any other employees of the Company, (c) made any capital expenditures, (d) sold any asset (or any group of related assets) in any transaction (or series of related transactions) in which the purchase price for such asset (or group of related assets) exceeded $1,500 (other than sales of inventory in the ordinary course of business), (e) discharged or satisfied any lien or encumbrance or paid any obligation or liability, absolute or contingent, other than current liabilities incurred and paid in the ordinary course of business, (f) made or guaranteed any loans or advances to any party whatsoever,
(g) suffered or permitted any lien, security interest, claim, charge or other encumbrance to arise or be granted or created against or upon any of the assets of the Company, real or personal, tangible or intangible, (h) canceled, waived or released any of the Company's debts, rights or claims against third parties,
(i) amended the certificate or articles of incorporation or by-laws of the Company, (j) made or paid any severance or termination payment to any employees or consultants, (k) made any change in the method of accounting of the Company,
(l) made any
investment or commitment therefor in any person, business, corporation, association, partnership, joint venture, trust or other entity, (m) made, entered into, amended or terminated any written employment or consulting contract, created, made, amended or terminated any bonus, stock option, pension, retirement, profit sharing or other employee benefit plan or arrangement, or withdrawn from any "multi-employer plan" (as defined in Section 414(f) of the Code) so as to create any liability under Article IV of ERISA (as hereinafter defined) to any entity, (n) amended or experienced a termination of any material contract, agreement, lease, franchise or license to which the Company is a party, except in the ordinary course of business, (o) entered into any other material transactions except in the ordinary course of business, (p) entered into any contract, commitment, agreement or understanding to do any acts described in the foregoing clauses (a)-(o) of this Section 5.7, (q) suffered any material damage, destruction or loss (whether or not covered by insurance) to any assets, (r) experienced any strike, slowdown or demand for recognition by a labor organization by or with respect to any of the employees of the Company, or
(s) experienced or effected any shutdown, slow-down or cessation of any operations conducted by, or constituting part of, the Company.

         5.8 Properties. Schedule 5.8 attached hereto contains a complete and accurate list and brief description of all real property owned or leased by the Company. With respect to each lease so set forth: (a) the lease has been validly executed and delivered by the Company and, to the knowledge of the Company and each Shareholder, by the other party or parties thereto, and is in full force and effect; (b) neither the Company, nor to the knowledge of the Company and each Shareholder, any other party to the lease, is in material breach or default, and no event has occurred on the part of the Company and each Shareholder, or to the knowledge of the Company, on the part of any other party, which, with notice or lapse of time, would constitute such a breach or default or permit termination, modification or acceleration under the lease; (c) to the knowledge of the Company and each Shareholders, the lease will continue to be binding in accordance with its terms following the Closing; (d) the Company has not repudiated and no other party to the lease has repudiated, any provision thereof; (e) there are no written notices of disputes, oral agreements or delayed payment programs in effect as to the lease; and (f) all facilities leased thereunder have been approved by all necessary Government Entities, and are in good condition, working order and repair.

         5.9 Tangible Property. Except as set forth in Schedule 5.9 attached hereto, the Company has good and legal title to, or a valid leasehold interest in, each item of tangible property, whether real, personal or mixed, reflected on its books and records as owned or used by it, subject to no encumbrances, loans, security interests, mortgages or pledges except those which arise by matter of law or in the ordinary course of business, which are inventory sold subsequent to the date of entry on the books and which sales are not entered in the books of the Company on the date of this Agreement or the Closing Date, or which are set forth in Schedule 5.9.

         5.10 Environmental Matters. Except as set forth in Schedule 5.10, (i) the Company is in compliance with all applicable Environmental Laws; (ii) the Company has not received any written notices from any Governmental Entity or any other person or entity alleging the violation of any applicable Environmental Law; (iii) the Company is not the subject of any court order, administrative order or decree arising under any Environmental Law; (iv) there has not been a release of Hazardous Substances (as defined below) on any of the properties owned or leased by the Company; and (v) the Company has not generated, stored, used, emitted, discharged or disposed of any Hazardous Substances in violation of or giving rise to liability under applicable Environmental Laws.

         As used herein, "Environmental Law" means any federal, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, order, decree or injunction relating to the protection of the environment (including air, water, soil and natural resources), or regulating or imposing standards of care with respect to the use, storage, handling, release or disposal of any Hazardous Substance, including petroleum.

         As used herein, "Hazardous Substance" means any substance listed, defined, designated, regulated or classified as hazardous, toxic or radioactive under any applicable Environmental Law, including petroleum and petroleum products.

         5.11 Licenses and Permits. Attached hereto as Schedule 5.11 is a list of all federal, state, county and local governmental licenses, certificates and permits held or applied for by the Company. Except as set forth on Schedule 5.11 attached hereto, the Company has complied in all material respects, and is in compliance in all material respects, with the terms and conditions of all such licenses, certificates and permits and no violation of any such licenses, certificates or permits or the laws or rules governing the issuance or continued validity thereof has occurred. No additional license, certificate or permit is required from any federal, state, county or local governmental agency or body thereof in connection with the conduct of the business of the Company which, if not obtained, would materially and adversely affect the business or properties of the Company. Except as set forth on Schedule 5.11 attached hereto, no claim has been made or threatened by any governmental authority (and, to the best knowledge of Shareholders, no such claim is anticipated) to the effect that a license, permit or order is necessary in respect of the business conducted by the Company.

         5.12 Proprietary Rights. Schedule 5.12 attached hereto lists all Proprietary Rights used in or necessary to the business of the Company as now being conducted. Except as set forth in Schedule 5.12, the Company owns or has the right to use all material Proprietary Rights necessary to the conduct of its business as presently conducted. Except as indicated in Schedule 5.12, (a) the Company owns all right, title, and interest in and to or a valid and enforceable license or waiver to use all of such material Proprietary Rights, trade secrets and confidential information and other proprietary rights, (b) there are no outstanding claims received by the Company asserting the invalidity, abuse, misuse, or unenforceability of any of such rights by the Company, and, to the Company's and each Shareholder's knowledge, there are no grounds for the same, and (c) to the knowledge of the Company and each Shareholder, the conduct of the Company's business has not infringed any such rights of others. All of the material patents, trademarks and copyrights owned by the Company have been duly registered in, filed in or issued by the United States Patent and Trademark Office or Register of Copyrights or the corresponding offices of other countries, and have been properly maintained and renewed, consistent with prudent business practices, in accordance with all applicable provisions of law and administrative regulations in the United States and each such country. The term "Proprietary Rights" means any patents, patent applications, patent disclosures and inventions as well as any reissues, continuations, continuations-in-part, divisions, extensions or reexaminations thereof; trademarks, service marks, trade dress, logos, trade names and corporate names, together with all goodwill associated therewith, copyrights and copyrightable works; mask works; and registrations, applications and renewals for any of the foregoing; computer software; and all copies and tangible embodiments of the foregoing (in whatever form or medium), Internet domain names, service marks, registered trade names and applications for each of the foregoing, if any, subject to licenses described herein.

         5.13 Compliance with Laws. The Company has complied in all material respects, and is in compliance in all material respects, with all federal, foreign, state, county and local laws, regulations and orders applicable to its businesses and have filed with the proper authorities all statements and reports required by the laws, regulations and orders to which the Company or any of its properties or operations are subject, except where the failure to so comply will not have a material adverse effect on the Company or its assets, or prospects. No claim has been made or threatened by any governmental authority (and, to the best knowledge of Shareholders, no such claim is anticipated) to the effect that the business conducted by the Company fails to comply, in any respect, with any law, rule, regulation or ordinance.

         5.14 Insurance. Attached hereto as Schedule 5.14 is a list of all policies of fire, liability, business interruption and other forms of insurance and all fidelity bonds held by or applicable to the Company at any time within the past three years, which schedule sets forth in respect of each such policy the policy name, policy number, carrier, term, type of coverage, deductible amount or self-insured retention amount, limits of coverage and annual premium. Except as set forth on Schedule 5.14 attached hereto, no event relating to the Company has occurred that will result in a retroactive upward adjustment of premiums under any such policies or that is likely to result in any prospective upward adjustment in such premiums. The insurance currently held by the Company is in such amount and is of such type and scope as is customary for a company in the industry in which the Company is engaged.

         5.15 ERISA Compliance. Except as set forth in Schedule 5.15 attached hereto, the Company does not maintain or contribute to any "employee pension benefit plans" ("Pension Plans"), as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Except as set forth in Schedule 5.15 attached hereto, the Company is not subject to liability for any obligation of any Pension Plan which the Company maintains or formerly maintained or to which the Company contributes or formerly was required to contribute. None of the Company or any of the Pension Plans of the Company which are subject to ERISA, or any trusts created thereunder, or any trustee or administrator thereof, has engaged in, or permitted the assets of any such plan or trust to be involved in, a "prohibited transaction", as such term is defined in Section 4975 of the Code or Sections 406 and 407 of ERISA, which could subject the Company, any of such plans or any trust to any material tax or penalty on prohibited transactions imposed by Section 4975 of the Code or which would have a material adverse effect on the Company. Except as set forth in
Schedule 5.15 attached hereto, the Company is not obligated to provide any benefit under any of the "employee welfare benefit plans", as such term is defined in Section 3(1) of ERISA, which the Company maintains ("Welfare Plans"), or to which the Company is obligated to contribute, to any retiree from the Company, except to the extent that such benefits may be required by the continuation coverage provisions of Part 6 of Title I of ERISA and Section 4980B of the Code. Each Welfare Plan subject to such continuation coverage requirements has complied in all material respects with such continuation coverage requirements. Except as set forth in Schedule 5.15 attached hereto, the Company is not, and has not been, a contributing employer to any "multiemployer plan" (without regard to whether it was a Pension Plan or a Welfare Plan), as such term is defined in Section 3(37) or Section 4001(a)(3) of ERISA, or to any "multiple employer plan" within the meaning of Section

413(c) of the Code. The Company has not withdrawn from such a plan, and is not subject to any withdrawal liability with respect to any such plan. All Welfare Plans, Pension Plans and the Company have timely complied with the requirements of Part I of Title I of ERISA and currently comply and have complied in the past, both as to form and operation, with ERISA, the Code and all other applicable laws, and with all applicable Statements of Financial Accounting Standards, including Statements 87 and 106.

         5.16 Contracts and Agreements. Attached hereto as Schedule 5.16 is a list of all written or oral contracts, commitments, leases and other agreements (including, without limitation, promissory notes, loan agreements and other evidences of indebtedness) to which the Company is a party or by which the Company or its properties are bound, pursuant to which the obligations thereunder of either party thereto are, or are contemplated or estimated as being, in respect of any such individual contracts, commitments, leases or other agreements during the term thereof, $2,500 or greater, or which are otherwise material to the business of the Company. The Company is not, and, to the best knowledge of the Company and each Shareholder, no other party thereto, is in default (and no event has occurred which, with the passage of time or the giving of notice or both, would constitute a default) under any such contracts, commitments, leases or other agreements, and the Company has not waived any right under any such contracts, commitments, leases or other agreements. None of such contracts, commitments, leases or other agreements are leases in connection with which an election was made under Section 168(f)(8) of the Code. Except as set forth on Schedule 5.16 attached hereto, the Company has not guaranteed any obligations of any other person.

         5.17 Claims and Proceedings. Attached hereto as Schedule 5.17 is a list and description of all claims, actions, suits, proceedings and investigations pending or threatened against the Company or any of its properties or assets, at law or in equity, or before or by any court, municipal or other governmental department, commission, board, agency or instrumentality. Except as set forth on
Schedule 5.17 attached hereto, none of such pending or threatened claims, actions, suits, proceedings or investigations will result in any liability or loss to the Company which (individually or in the aggregate) is material to the Company, and the Company is not now subject to any order, judgment, decree, stipulation or consent of any court, governmental body or agency. No inquiry, action or proceeding has been asserted, instituted or, to the best knowledge of Shareholders, threatened to restrain or prohibit the carrying out of the transactions contemplated by this Agreement or to challenge the validity of such transactions or any part thereof or seeking damages on account thereof. There is no basis for any such valid claim or action or any other claims or actions that would, or could reasonably be expected to (individually or in the aggregate), have a material adverse effect on the business, operations or financial condition of the Company or result in a material liability of the Company.

         5.18 Taxes. All federal, foreign, state, county and local income, gross receipts, excise, franchise, license and withholding tax (collectively, "Taxes") returns, reports and declarations of estimated tax (collectively, "Returns") which were originally due to be filed by the Company on or before the date hereof have been filed within the time and in the manner provided by law, and all such Returns are true and correct and accurately reflect the Tax liabilities of the Company. All Taxes, assessments, penalties and interest which have become due pursuant to such Returns have been paid or adequately accrued in the Financial Statements. All ad valorem or property taxes that have been assessed have also been paid or adequately accrued in the Financial Statements. Sales and use taxes have been paid, and all returns and reports made with respect thereto, in all jurisdictions where the Company has offices or maintains operations and in other jurisdictions where taxing authorities have required such payments, returns or reports. The provisions for Taxes, including ad valorem, property, sales and use taxes (collectively, "Other Taxes"), reflected on the balance sheet contained in the Financial Statements are adequate to cover all of the Company's estimated liabilities for Taxes and Other Taxes for the respective periods then ended and all prior periods. The Company has not executed any presently effective waiver or extension of any statute of limitations against assessment and collection of Taxes or Other Taxes. There are no pending or threatened claims, assessments, notices, proposals to assess, deficiencies or audits (collectively, "Tax Actions") with respect to any Taxes or Other Taxes owed or allegedly owed by the Company. To the best knowledge of the Company and each Shareholder, there is no basis for any Tax Actions. There are no tax liens on any of the assets of the Company. To the best knowledge of the Company and each Shareholder, proper and accurate amounts have been withheld and remitted by the Company from and in respect of all persons from whom it is required by applicable law to withhold for all periods in compliance with the tax withholding provisions of all applicable laws and regulations. The Company utilizes the accrual method of accounting for federal income tax purposes.

         5.19 Personnel. Attached hereto as Schedule 5.19 is a list of the names and annual rates of compensation of the directors and officers of the Company, and of the employees of the Company whose annual rates of compensation for the calendar year ending December 31, 1999 (including base salary, bonus, commissions and incentive pay) exceeded $40,000. Schedule 5.19 attached hereto also sets forth the bonus, company automobile, club membership and other like benefits, if any, paid or payable to the directors, officers and employees of the Company during the Company's 1999 fiscal year and to the date hereof and/or under which such directors, officers and employees are entitled to receive benefits. Schedule
5.19 attached hereto also contains a list of all employment agreements, deferred compensation agreements, consulting agreements and confidentiality agreements to which the Company is a party, and all severance benefits which any director, officer, consultant or employee of the Company is or may be entitled to receive. The employee relations of the Company are good and there is no pending or threatened labor dispute or union organization campaign. None of the employees of the Company are represented by any labor union or organization. The Company is in compliance in all material respects with all federal and state laws respecting employment and employment practices, terms and conditions of employment and wages and hours and are not engaged in any unfair labor practices. There is no unfair labor practice claim against the Company before the National Labor Relations Board or any strike, labor dispute, work slowdown or work stoppage pending or threatened against or involving the Company.

         5.20 Business Relations. Shareholders do not know or have any reason to believe that any customer or vendor of the Company will, as a result of the transactions contemplated hereby, cease to do business with the Company after the consummation of the transactions contemplated hereby in the same manner as previously conducted with the Company. The Company has not received notice from any of its customers or vendors that any such customer or vendor will, for any reason, cease to do business with the Company after the date hereof in the same manner as previously conducted with the Company. The Company has not received any notice of any disruption (including delayed deliveries or allocations by vendors) in the availability of the products used by the Company, nor is the Company aware of any facts which could lead it to believe that the business of the Company will be subject to any such material disruption.

         5.21 Accounts Receivable. As of the date of this Agreement there are properly reflected on its books and records, all notes receivable and accounts receivable of the Company. Schedule 5.21 attached hereto is a complete list of all notes receivable and accounts receivable of the Company as of March 31, 2000. All of such notes and accounts are valid receivables free and clear of any security interests, liens, encumbrances or other charges; none of such notes or accounts receivable are subject to any offsets or claims of offset; and no obligor of any such note or account receivable exceeding $1,000 has given notice that it will or may refuse to pay the full amount thereof or any portion thereof. All such receivables are collectable in the ordinary course of business for the Company.

         5.22 Bank Accounts. Attached hereto as Schedule 5.22 is a list of all banks or other financial institutions with which the Company has an account or maintains a safe deposit box, showing the type and account number of each such account and safe deposit box and the names of the persons authorized as signatories thereon or to act or deal in connection therewith.

         5.23 Agents. Except as set forth on Schedule 5.23 attached hereto, the Company has not designated or appointed any person or other entity to act for it or on its behalf pursuant to any power of attorney or any agency that is presently in effect.

         5.24 Indebtedness To and From Officers, Directors, Shareholders and Employees. The Company does not owe any indebtedness to any of its officers, directors, shareholders or employees (other than accrued salaries or benefits payable in the ordinary course of business) or has indebtedness owed to it from any of its officers, directors, shareholders or employees, excluding indebtedness for travel advances or similar advances (not exceeding $1,000 per individual) for expenses incurred on behalf of and in the ordinary course of business of the Company and consistent with the Company's past practices.

         5.25 Certain Consents. There are no consents, waivers or approvals required to be executed and/or obtained from third parties in connection with the execution, delivery and performance by the Company or any Shareholder of this Agreement and each other agreement, instrument and document required to be executed by it, him or her in connection herewith, and the transactions contemplated hereby or thereby.

         5.26 Brokers. None of Shareholders, or the Company has engaged, or caused any liability to be incurred to, any finder, broker or sales agent in connection with the execution, delivery or performance of this Agreement or the transactions contemplated hereby.

         5.27 Interest in Competitors, Vendors and Customers. No officer or director of the Company or any affiliate of any such officer or director has any ownership interest in any competitor, vendor or customer of the Company or any property used in the operation of the business of the Company.

         5.28 Inventory. The inventories shown on the balance sheet contained in the Financial Statements consist of (and the inventories of the Company on the Closing Date shall consist of) items of a quality and quantity reasonably usable or saleable in the ordinary course of business by the Company. Attached to
Schedule 5.28 is a list of inventory as of March 31, 2000.

         5.29 Warranties. Attached hereto as Schedule 5.29 is a list and brief description of all warranties and guarantees made by the Company to third parties with respect to any products sold or services rendered by it. Except as set forth on Schedule 5.29 attached hereto, no claims for breach of product or service warranties to customers have been made against the Company since

December 31, 1998. To the best knowledge of Shareholders, no state of facts exists, or event has occurred, which may form the basis of any present claim against the Company for liability on account of any express or implied warranty to any third party.

         5.30 Customers and Vendors. Schedule 5.30 attached hereto is a true and complete list of all suppliers of the Company to whom the Company made payments during the fiscal year ended December 31, 1999, in excess of five percent (5%) of the Company's revenues for such year and all customers of the Company that paid the Company, during the fiscal year ended December 31, 1999 more than five percent (5%) of the revenues of the Company for such year. Since January 31, 1999, no such supplier or the Company has, or has indicated that it will, stop, or decrease materially the rate of, supplying materials, products or services to the Company, and no such customer of the Company has materially decreased or ceased their business with the Company, or has indicated that it will materially decrease or cease doing business with the Company.

         5.31 Information Furnished. Shareholders and the Company have made available to Parent and its officers, attorneys, accountants and representatives true and correct copies of all agreements, documents and other items listed on the schedules to this Agreement and all books and records of the Company, and neither this Agreement, the schedules attached hereto nor any information, agreements or documents delivered to or made available to Parent or its officers, attorneys, accountants or representatives pursuant to this Agreement contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements herein or therein, as the case may be, not misleading.

         5.32 Questionable Payments. The Company has not directly or indirectly
(i) used corporate funds for unlawful contributions, gifts, entertainment, or for other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds, (iii) violated or is in violation of any provision or the Foreign Corrupt Practices Act of 1977 applicable to the conduct of their business, or (iv) established or maintained any unlawful or unrecorded fund of corporate monies or other assets.

         5.33 Year 2000. All hardware and internally developed software systems and third-party supplied software, owned or licensed and utilized by the Company in its business are "Year 2000 Compliant," i.e., they shall be capable of performing proper date-related processing prior to, in or beyond the year 2000, and shall not cease to operate or operate abnormally or incorrectly as a result of not being Year 2000 Compliant where such cessation or abnormal or incorrect operating may have an adverse impact on its operations.

         5.34 Investment Intent. Each of the Shareholders are acquiring the Parent Preferred Shares for such Shareholder's own account for investment and not with a view to, or for sale or other disposition in connection with, any distribution of all or any part thereof, except (i) in an offering covered by a registration statement filed with the SEC under the Securities Act covering such shares or (ii) pursuant to an applicable exemption under the Securities Act. In acquiring the Parent Preferred Shares, neither of the Shareholders is offering or selling or will offer or sell, for the Parent in connection with any distribution of the Parent Preferred Shares, and neither of the Shareholders has a participation or will participate in any such undertaking or in any underwriting of such an undertaking except in compliance with applicable federal and state securities laws. Each of the Shareholders acknowledges that such Shareholder or such Shareholder's representatives have been furnished with substantially the same kind of information regarding the Company and its business, assets, results of operation, and financial condition as would be contained in a registration statement prepared in connection with a public sale of the Parent Preferred Share. Each of the Shareholders further represents that such Shareholder has had an opportunity to ask questions of and receive answers from Parent regarding Parent and its business, assets, results of operation, and financial condition and the terms and conditions of the issuance of the Parent Preferred Shares. Each of the Shareholders acknowledges that such Shareholder is able to fend for himself or herself, can bear the economic risk of its investment in the Parent Preferred, and has such knowledge and experience in financial and business matters that such Shareholder is capable of evaluating the merits and risks of an investment in the Parent Preferred Shares. Each of the Shareholders is an "accredited investor" as such term is defined in Regulation D under the Securities Act.

         5.35 Restricted Securities. Each of the Shareholders understands that the Parent Preferred Shares have not been registered pursuant to the Securities Act or any applicable state securities laws, that the Parent Preferred Shares will be characterized as "restricted securities" under federal securities laws, and that under such laws and applicable regulations the Parent Preferred Shares cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom. In this connection, each of the Shareholders represents that such Shareholder is familiar with Rule 144 promulgated under the Securities Act, as currently in effect, and understands the resale limitations imposed thereby and by the Securities Act. Stop transfer instructions may be issued to the transfer agent for securities of Parent (or a notation may be made in the appropriate records of the Company) in connection with the Parent Preferred Shares.

         5.36 Legend. It is agreed and understood by each of the Shareholders that the certificates representing the Parent Preferred Shares shall each conspicuously set forth on the face or back thereof, in addition to any legends required by applicable law or other agreement, a legend in substantially the following form:

         "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. SUCH SHARES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED UNLESS THEY ARE FIRST REGISTERED PURSUANT TO THAT ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS THE CORPORATION RECEIVES A WRITTEN OPINION OF COUNSEL, WHICH OPINION IS REASONABLY SATISFACTORY TO THE CORPORATION, TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED."

         5.37 Frost Loans. The amount of the Frost Loans set forth in Section
2.2 is true and correct.

         5.38 Tax Treatment. Shareholders acknowledge that they are represented by counsel in this transaction and are not relying on any statements or representations from Parent or its agents with respect to the treatment of this transaction as a tax-free reorganization under the Code.

                                    ARTICLE 6

                                    COVENANTS

         6.1 Inspection. From the date hereof to the Closing, Shareholders shall give and cause the Company to give to Parent and its officers, attorneys, accountants and representatives free, full and complete access on reasonable notice during reasonable business hours to all books, records, tax returns, files, correspondence, personnel, facilities and properties of the Company; provide Parent and its officers, attorneys, accountants and representatives all information and material pertaining to the business and affairs of the Company as Parent may deem reasonably necessary or appropriate; without limiting the generality of the foregoing, cause the Company to permit Hein & Associates, L.L.P. to audit the Company's financial statements for a fiscal period ended not later than December 31, 1999; and use their reasonable efforts to afford Parent and its officers, attorneys, accountants and representatives the opportunity to meet with the customers, employees and vendors of the Company to discuss the business, condition (financial or otherwise), operations and prospects of the Company; provided, however, that neither Parent nor any of its representatives shall contact any customer or vendor of the Company without the prior consent of Shareholders. At the Closing, Shareholders shall deliver to Parent the originals of all minute books and stock transfer records of the Company. Any investigation by Parent or its officers, attorneys, accountants or representatives shall not in any manner affect the representations and warranties of Shareholders and the Company contained herein.

         6.2 Compliance by the Company and Shareholders. From the date hereof to the Closing, neither the Shareholders nor the Company shall take or fail to take any action, which action or failure to take such action would cause the representations and warranties made by Shareholders and the Company herein to be untrue or incorrect as of the Closing.

         6.3 Satisfaction of All Conditions Precedent to the Obligations of Parent. From the date hereof to the Closing, each Shareholder and the Company shall use his, her or its best efforts to cause all conditions precedent to the obligations of Parent hereunder to be satisfied by the Closing.

         6.4 No Solicitation. From the date hereof to the Closing, neither the Company nor any Shareholder shall offer any of the Shares, or the Company (or a material part of its assets in one transaction or a series of transactions) for sale or lease, or solicit offers to buy or lease the Shares, or the Company (or a material part of its assets in one transaction or in a series of related transactions) or hold discussions with or provide any information to any party (other than Parent) looking toward such an offer or solicitation or toward a merger, share exchange, consolidation or combination of the Company with or into another entity or any similar transaction. From the date hereof to the Closing, Shareholders shall not, and shall not allow the Company to, enter into any agreement with any party other than Parent with respect to the sale, lease or other disposition of either the capital stock or the assets of the Company or with respect to any merger, share exchange, consolidation, combination or similar transaction involving the Company.

         6.5 Notice of Developments. From the date hereof to the Closing, Shareholders and the Company shall notify Parent of any material problems or developments with respect to the business, operations or prospects of the Company.

         6.6 Notice by Shareholders and the Company of Breach. From the date hereof to the Closing, Shareholders and the Company shall, immediately upon becoming aware thereof, give detailed written notice to Parent of the occurrence of, or the impending or threatened occurrence of, any event which would cause or constitute a breach, or would have caused or constituted a breach had such event occurred or been known to any Shareholder or the Company prior to the date of this Agreement, of any of their covenants, agreements, representations or warranties contained or referred to herein or in any document delivered in accordance with the terms hereof.

         6.7 Notice by Shareholders and the Company of Litigation. From the date hereof to the Closing, immediately upon becoming aware thereof, Shareholders and the Company shall notify Parent of (a) any suit, action or proceeding to which the Company becomes a party or which is threatened against the Company, (b) any order or decree or any complaint praying for an order or decree restraining or enjoining the consummation of this Agreement or the transactions contemplated hereby, or (c) any notice from any tribunal of its intention to institute an investigation into, or to institute a suit or proceeding to restrain or enjoin the consummation of, this Agreement or the transactions contemplated hereby or to nullify or render ineffective this Agreement or such transactions if consummated.

         6.8 Updating Information. As of the Closing, Shareholders and the Company shall update all information set forth in the schedules attached to this Agreement.

         6.9 Interim Operations of the Company.

                  (a) From the date hereof to the Closing, Shareholders shall cause the Company to conduct its businesses only in the ordinary course consistent with past practices, and the Company shall not, unless Parent gives its prior written approval, (i) amend or otherwise change its certificate or articles of incorporation or by-laws, as each such document is in effect on the date hereof, (ii) issue or sell, or authorize for issuance or sale, additional shares of any class of capital stock or issue, grant or enter into any subscription, option, warrant, right, convertible security or other agreement or commitment of any character obligating the Company to issue securities, (iii) in the case of the Company, declare, set aside, make or pay any dividend or other distribution with respect to its capital stock, (iv) redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, (v) authorize any capital expenditures, or sell, pledge, dispose of or encumber, or agree to sell, pledge, dispose of or encumber, any assets of the Company, except for sales of assets in the ordinary course of business, (vi) acquire (by merger, share exchange, consolidation, combination or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing, (vii) incur any indebtedness for borrowed money (other than pursuant to credit, loan or other financing agreements, facilities or arrangements in effect on the date hereof), issue any debt securities or enter into or modify any contract, agreement, lease, commitment or arrangement with respect thereto, (viii) enter into any new contract, agreement, lease or commitment, or amend or terminate any existing contract, agreement, lease or commitment, other than in the ordinary course of business,
         (ix) enter into, amend or terminate any employment or consulting agreement with any director, officer, consultant or key employee of the Company, enter into, amend or terminate any employment agreement with any other person otherwise than in the ordinary course of business, or take any action with respect to the grant or payment of any severance or termination pay other than pursuant to policies or agreements of the Company in effect on the date hereof, (x) enter into, extend or renew any lease for office or other space otherwise than in the ordinary course of business, (xi) except as required by law, adopt, amend or terminate any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any officer or employee of the Company, or withdraw from any multi-employer plan so as to create any liability under Article IV of ERISA to any entity, (xii) grant any increase in compensation, or grant or make any bonus or other compensatory payments, to any director, officer or consultant of the Company, (xiii) grant any increase in compensation to any other employee of the Company, except in the ordinary course of business consistent with past practice, or (xiv) change its accounting practices or principles.

                  (b) From the date hereof to the Closing, Shareholders shall cause the Company to use its best efforts to preserve intact the business organization of the Company, to keep available in all material respects the services of their present officers and key employees, to preserve intact their banking relationships and credit facilities, to preserve intact their relationships with their customers and suppliers, to preserve the goodwill of those having business relationships with them, and to comply with all applicable laws.

         6.10 Resignations of Directors. Shareholders shall cause all directors of the Company to deliver their written resignations to Parent, which resignations shall be effective at or before the Closing and shall be in form and substance satisfactory to Parent. Each such resignation shall state that the Company is not in any way indebted or obligated to the resigning party for termination pay, loans, advances or otherwise, except for accrued salary (if any).

         6.11 Employment Agreement - Carl S. Moses. On the Closing Date, the Company and Carl S. Moses will enter into an Employment Agreement (the "Employment Agreement - Carl S. Moses") in the form attached hereto as Exhibit A.

         6.12 Employment Agreement - Cynthia A. Moses. On the Closing Date, the Company and Cynthia A. Moses will enter into an Employment Agreement (the "Employment Agreement - Cynthia A. Moses") in the form attached hereto as Exhibit B.

         6.13 Closing and Holdback Agreement. On the Closing Date, the Parent, the Company and the Shareholders shall enter into the Closing and Holdback Agreement in the form attached hereto as Exhibit C (the "Closing and Holdback Agreement").

         6.14 Registration Rights. If Parent proposes to register any securities held by Joe B. Park under the Securities Act within the two (2) year period commencing on the Closing Date (other than a registration on Form S-4 or Form S-8, or any other form used solely in connection with an employee benefit or stock ownership plan) and the registration form to be used may be used for the registration of the Parent Preferred Shares (a "Piggyback Registration"), then Parent will give prompt written notice to the Shareholders of its intention to effect such a registration (each a "Piggyback Notice"). The Company will include in such registration that number of Parent Preferred Shares which the Shareholders request that the Company include in such registration pursuant to written notice given to the Company within fifteen (15) days after the date of sending of the Company's Piggyback Notice; provided, however, that the proportion that such number of Parent Preferred Shares to be registered bears to the total number of Parent Preferred Shares then held by the Shareholders shall not exceed the proportion that the securities to be registered by Parent on behalf of Joe B. Park in such Piggyback Registration bears to the total number of securities then held by Joe B. Park.

                                    ARTICLE 7

                             CONDITIONS TO CLOSING

         7.1 Conditions to Obligations of Parent. The obligations of Parent to consummate the transactions contemplated by this Agreement are subject to the fulfillment, or written waiver by Parent, of each of the following conditions:

                  (a) The representations and warranties of Shareholders and the Company contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date; Shareholders and the Company shall have performed and complied in all material respects with all agreements required by this Agreement to be performed or complied with by Shareholders and the Company at or prior to the Closing Date; and Parent shall have received a certificate, dated as of the Closing Date, signed by Shareholders and the President of the Company to the foregoing effects;

                  (b) No action or proceeding shall have been instituted or threatened for the purpose or with the probable or reasonably likely effect of enjoining or preventing the consummation of this Agreement or seeking damages on account thereof;

                  (c) Parent shall have received an opinion of Cribbs & McFarland, counsel for the Company and Shareholders, dated as of the Closing Date, in the form attached hereto as Exhibit D;

                  (d) Prior to the Closing, there shall not have occurred any material adverse change in the financial condition, business, prospects, properties, results of operations, cash flow or capital expenditures of the Company since December 31, 1999; and the business of the Company shall have been conducted only in the ordinary course consistent with past practices;

                  (e) Parent shall have received the minute books and stock transfer records contemplated by Section 4.1 hereof and the resignations contemplated by Section 4.10 hereof;

                  (f) All consents and approvals (if any) required in connection with the execution, delivery and performance of this Agreement shall have been obtained;

                  (g) All necessary action (corporate or otherwise) shall have been taken by Shareholders and the Company to authorize, approve and adopt this Agreement and the consummation and performance of the transactions contemplated hereby, and Parent shall have received a certificate, dated as of the Closing Date, of the President of the Company to the foregoing effect;

                  (h) Parent shall have received from each Shareholder or his or her duly appointed agent and attorney-in-fact the stock certificate or certificates representing all of the Shares owned by such Shareholder duly endorsed for transfer or accompanied by stock powers duly executed in blank;

                  (i) Parent shall have entered into a loan or financing arrangement with a lender of its choice for an amount of not less than $700,000 on terms acceptable to Parent in its sole discretion;

                  (j) Parent shall have completed its due diligence review of the business, assets, liabilities, operations, finances, properties, prospects, books and records of the Company and found the results thereof to be satisfactory to Parent in its sole but reasonable business judgment;

                  (k) Each of the Shareholders and the Company shall have executed and delivered each agreement, instrument and document required to be executed by such party in connection herewith;

                  (l) Parent shall have entered into such employment and noncompetition agreements with the persons listed on Schedule 7.1(m) attached hereto as it deems appropriate; and

                  (m) Shareholders and the Company shall have delivered to Parent such good standing certificates, officers' certificates and similar documents and certificates as counsel for Parent shall have reasonably requested prior to the Closing Date.

The decision of Parent to consummate the transactions contemplated by this Agreement without the satisfaction of any of the preceding conditions shall not constitute a waiver of any of Shareholders' and/or the Company's representations, warranties, covenants or indemnities herein.

         7.2 Conditions to Obligations of Shareholders and the Company. The respective obligations of Shareholders and the Company to consummate the transactions contemplated by this

Agreement are subject to the fulfillment, or written waiver by Shareholders and the Company, of each of the following conditions:

                  (a) Parent's representations and warranties contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date; all agreements to be performed hereunder by Parent at or prior to the Closing Date shall have been performed in all material respects; and Shareholders and the Company shall have received a certificate, dated as of the Closing Date, signed by the President of Parent to the foregoing effects;

                  (b) No action or proceeding shall have been instituted or threatened for the purpose or with the probable or reasonably likely effect of enjoining or preventing the consummation of this Agreement or seeking damages on account thereof;

                  (c) Parent shall have delivered to Shareholders the consideration for the Shares in accordance with Section 2.1 hereof;

                  (d) Shareholders shall have received satisfactory evidence the Parent is prepared to comply with the provisions of Section 2.2 at the Closing;

                  (e) All consents and approvals (if any) required in connection with the execution, delivery and performance of this Agreement shall have been obtained;

                  (f) All necessary action (corporate or otherwise) shall have been taken by Parent to authorize, approve and adopt this Agreement and the consummation and performance of the transactions contemplated hereby, and Shareholders shall have received a certificate, dated as of the Closing Date, of the President of Parent to the foregoing effect;

                  (g) Parent shall have executed and delivered each agreement, instrument and document required to be executed by it in connection herewith; and

                  (h) Parent shall have delivered to Shareholders and the Company such good standing certificates, officers' certificates and similar documents and certificates as counsel for the Company and Shareholders shall have reasonably requested prior to the Closing Date.

                                    ARTICLE 8

                                INDEMNIFICATION

         8.1 Indemnification.

                  (a) Shareholders jointly and severally agree to indemnify and hold harmless Parent (and, following the Closing, the Company) and each officer, director, employee, representative and affiliate of Parent and the Company (collectively, the "Parent Indemnified Parties") from and against any and all damages, losses, claims, liabilities, demands, charges, suits, penalties, costs and expenses (including court costs and reasonable attorneys' fees and expenses incurred in investigating and preparing for any litigation or proceeding) (collectively, "Indemnifiable Costs") which any of the Parent Indemnified Parties may sustain, or to which any of the Parent Indemnified Parties may be subjected, arising out of any breach or default by any Shareholder or the Company of or under any of its, his or her representations, warranties, covenants, agreements, waivers or other provisions of this Agreement or any agreement, document or instrument executed in connection herewith.

                  (b) Parent agrees to indemnify and hold harmless Shareholders and each representative and affiliate of Shareholders (collectively, the "Shareholder Indemnified Parties") from and against any and all Indemnifiable Costs which any of the Shareholder Indemnified Parties may sustain, or to which any of the Shareholder Indemnified Parties may be subjected, arising out of any breach or default by Parent of or under any of its representations, warranties, covenants, agreements, waivers or other provisions of this Agreement or any agreement, document or instrument executed in connection herewith.

                  (c) For purposes of this Article 8, Parent Indemnified Parties and Shareholder Indemnified Parties are collectively referred to as the "Indemnified Parties".

                  (d) No indemnification shall be required to be made by any Indemnifying Party pursuant to this Article 8 unless, and then only to the extent, that the aggregate amount of all Indemnified Costs asserted against the Indemnifying Party exceeds $2,500.

         8.2 Defense of Third-Party Claims. An Indemnified Party shall give prompt written notice to each party hereto who or which is obligated to provide indemnification hereunder (for purposes of this Article 6, an "Indemnifying Party") with a copy of such written notice of the commencement or assertion of any action, proceeding, demand or claim by a third party (collectively, a "third-party action") in respect of which such Indemnified Party shall seek indemnification hereunder. Any failure so to notify the Indemnifying Parties shall not relieve the Indemnifying Parties from any liability that they may have to the Indemnified Party under this Article 8 unless the failure to give such notice materially and adversely prejudices the Indemnifying Parties. The Indemnifying Parties shall have the right to assume control of the defense of, settle or otherwise dispose of such third-party action on such terms as they deem appropriate; provided, however, that:

                  (a) The Indemnified Party shall be entitled, at its, his or her own expense, to participate in the defense of such third-party action; provided, however, that the Indemnifying

         Parties shall, if the Indemnified Party is otherwise entitled to indemnification hereunder, pay the attorneys' fees of the Indemnified Party if (i) the employment of separate counsel shall have been authorized in writing by any such Indemnifying Party in connection with the defense of such third-party action, (ii) the Indemnifying Parties shall not have employed counsel reasonably satisfactory to the Indemnified Party to have charge of such third-party action, (iii) the Indemnified Party shall have reasonably concluded that there may be defenses available to it, him or her which are different from or additional to those available to the Indemnifying Parties, or (iv) the Indemnified Party's counsel shall have advised the Indemnified Party in writing with a copy to the Indemnifying Parties, that there is a conflict of interest that could make it inappropriate under applicable standards of professional conduct to have common counsel; provided, further, that in no event shall the Indemnifying Parties be required to pay the attorneys' fees of the Indemnified Parties for more than one firm of attorneys (and one firm of local counsel, if required) in any one third-party action or group of related third-party actions;

                  (b) The Indemnifying Parties shall obtain the prior written approval of the Indemnified Party before entering into or making any settlement, compromise, admission or acknowledgment of the validity of such third-party action or any liability in respect thereof if, pursuant to or as a result of such settlement, compromise, admission or acknowledgment, injunctive or other equitable relief would be imposed against the Indemnified Party or if, in the opinion of the Indemnified Party, such settlement, compromise, admission or acknowledgment could have a material adverse effect on its business or, in the case of an Indemnified Party who is a natural person, on his or her assets or interests;

                  (c) No Indemnifying Party shall consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all liability in respect of the specific matter which is being settled or upon which judgment is to be entered; and

                  (d) No Indemnifying Party shall be entitled to control (but shall be entitled to participate at his, her or its own expense in the defense of), and the Indemnified Party shall be entitled to have sole control over, the defense or settlement, compromise, admission or acknowledgment of any third-party action (i) as to which such Indemnifying Party fails to assume the defense within a reasonable length of time, or (ii) to the extent the third-party action seeks an order, injunction or other equitable relief against the Indemnified Party which, if successful, would materially adversely affect the business, operations, assets or financial condition of the Indemnified Party; provided, however, that the Indemnified Party shall make no settlement, compromise, admission or acknowledgment which would give rise to liability on the part of any Indemnifying Party without the prior written consent of such Indemnifying Party.

The parties hereto shall extend reasonable cooperation in connection with the defense of any third-party action pursuant to this Article 8 and, in connection therewith, shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested.

         8.3 Direct Claims. In any case in which an Indemnified Party seeks indemnification hereunder which is not subject to Section 8.3 hereof because no third-party action is involved, the Indemnified Party shall notify each Indemnifying Party of any Indemnifiable Costs which he, she or it claims are subject to indemnification hereunder. The failure of the Indemnified Party to exercise promptness in such notification shall not amount to a waiver of such claim unless the resulting delay materially prejudices the position of the Indemnifying Parties with respect to such claim.

         8.4 Tax Audits. In the event of an audit of a Return of the Company with respect to which an Indemnified Party might be entitled to indemnification pursuant to Section 8.1 hereof, the Company shall have the right to control the defense and conduct of any and all such audits which may result in the assessment of additional Taxes against the Company and any and all subsequent proceedings in connection therewith, including appeals. All decisions whether to contest any such audit or the results thereof shall be made by the Company in good faith and without regard to its rights to indemnification hereunder. The Indemnifying Parties shall cooperate fully in all matters relating to any such audit or other Tax proceeding and shall execute and file any and all consents, powers of attorney and other documents as shall be reasonably necessary in connection therewith.

                                    ARTICLE 9

                                 MISCELLANEOUS

         9.1 Collateral Agreements, Amendments and Waivers. This Agreement (together with the documents delivered pursuant hereto) supersedes all prior documents, understandings and agreements, oral or written, relating to this transaction (including, without limitation, that certain Letter of Intent executed by the parties hereto), and constitutes the entire understanding among the parties with respect to the subject matter hereof. Any modification or amendment to, or waiver of, any provision of this Agreement (or any document delivered pursuant to this Agreement unless otherwise expressly provided therein) may be made only by an instrument in writing executed by the party against whom enforcement thereof is sought.

         9.2 Successors and Assigns. Neither Parent's, the Company's nor any Shareholder's rights or obligations under this Agreement may be assigned without the written consent of the other parties hereto (except that Parent may assign its rights and obligations to any affiliate (as defined in Rule 144 promulgated under the Securities Act) or lender thereof without the written consent of Shareholders or the Company); provided, however, that any such assignment shall not relieve Parent from its obligations hereunder). Any assignment in violation of the foregoing shall be null and void. Subject to the preceding sentences of this Section 9.2, the provisions of this Agreement (and, unless otherwise expressly provided therein, of any document delivered pursuant to this Agreement) shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

         9.3 Expenses.

                  (a) Except as set forth in Section 9.3(b) below, each party hereto shall be solely responsible for its, his or her own legal, accounting and other fees and expenses incurred by such party in connection with the negotiation and execution of this Agreement and all other documents ancillary to this Agreement, and the transactions contemplated by this Agreement;

                  (b) Notwithstanding the provisions of Section 9.3(a) above, the Company shall be responsible for the first $4,000 of expenses incurred by the Company and the Sellers in connection with the transactions contemplated by this Agreement, and the Shareholders shall be jointly and severally responsible for the payment of all such fees and expenses of the Company and Sellers in excess of $4,000.

         9.4 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable, this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.

         9.5 Information and Confidentiality. Each party hereto agrees that such party shall hold in strict confidence all information and documents received from any other party hereto, and if the Closing does not occur each such party shall return to the other parties hereto all such documents then in such receiving party's possession without retaining copies; provided, however, that each party's obligations under this Section 9.5 shall not apply to (a) any information or document required to be disclosed by law, (b) any information or document in the public domain other than because of the wrongful actions of the disclosing party, or (c) any information or document that Parent discloses to any potential lender to or investor in Parent. In addition, and without limiting the generality of the foregoing, the parties further agree that press releases or other public announcements by the parties hereto concerning this Agreement and the transactions contemplated hereby shall be mutually agreed to as to content prior to their release, and that Parent shall afford the Company at least two days' notice (or if two days' notice is not reasonably practicable, then such other notice as is reasonably practicable under the circumstances) prior to issuing any such press releases or public announcements.

         9.6 Waiver. No failure or delay on the part of any party in exercising any right, power or privilege hereunder or under any of the documents delivered in connection with this Agreement shall operate as a waiver of such right, power or privilege; nor shall any single or partial exercise of any such right, power or privilege preclude any other or future exercise thereof or the exercise of any other right, power or privilege.

         9.7 Notices. Any notices required or permitted to be given under this Agreement (and, unless otherwise expressly provided therein, under any document delivered pursuant to this Agreement) shall be given in writing and shall be deemed received (a) when personally delivered to the relevant party at such party's address as set forth below, (b) if sent by mail (which must be certified or registered mail, postage prepaid), when received or rejected by the relevant party at such party's address indicated below, or (c) if sent by facsimile transmission, when confirmation of delivery is received by the sending party:


            Parent:            Park Pharmacy Corporation
                               Attn: Thomas R. Baker
                               10711 Preston Road, Suite 250
                               Dallas, Texas   75230
                               Fax:   (214) 692-9924

            With a copy to:    Carrington, Coleman, Sloman & Blumenthal, L.L.P.
                               Attn:  John W. Wesley, Esq.
                               200 Crescent Court, Suite 1500
                               Dallas, Texas  75201
                               Fax:   (214) 855-1333

            The Company:       Total Pharmacy Supply, Inc.
                               2016 East Randol Mill Road
                               Suite 403
                               Arlington, Texas 76011

            With a copy to:    Cribbs & McFarland
                               Attn:  James A. Cribbs
                               1000 West Abram
                               Arlington, Texas 76013
                               Fax:   (817) 275-7810

            Shareholders:      Carl S. Moses
                               Cynthia A. Moses
                               2016 East Randol Mill Road
                               Suite 403
                               Arlington, Texas 76011

            With a copy to:  Cribbs & McFarland
                             Attn:  James A. Cribbs
                             1000 West Abram
                             Arlington, Texas 76013
                             Fax:   (817) 275-7810

Each party may change its address for purposes of this Section 9.7 by proper notice to the other parties.

         9.8 Survival of Representations and Warranties. Regardless of any investigation at any time made by or on behalf of any party hereto or of any information any party may have in respect thereof, all representations and warranties shall survive the Closing Date for a period of two (2) years following such date.

         9.9 Further Assurances. At, and from time to time after, the Closing, at the request of Parent but without further consideration, each Shareholder shall execute and deliver such other instruments of conveyance, assignment, transfer and delivery and take such other action as Parent may reasonably request in order more effectively to consummate the transactions contemplated hereby.

         9.10 No Third-Party Beneficiaries. Other than the Indemnified Parties not a party hereto and any lender of Parent, no person or entity not a party to this Agreement shall be deemed to be a third-party beneficiary hereunder or entitled to any rights hereunder.

         9.11 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

         9.12 Remedies Not Exclusive. Except to the extent expressly provided otherwise herein, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law or equity.

                  [remainder of page intentionally left blank]

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement in one or more counterparts (all of which shall constitute one and the same agreement) as of the day and year first above written.

                                PARK PHARMACY CORPORATION


                                By:  /s/ Thomas R. Baker
                                   ------------------------------------------
                                     Thomas R. Baker, Chief Executive Officer
                                     and President

                                TOTAL ACQUISITION CORPORATION


                                By:  /s/ Thomas R. Baker
                                   ------------------------------------------
                                Its:  President


                                TOTAL PHARMACY SUPPLY, INC.


                                By:  /s/ Carl S. Moses
                                   ------------------------------------------
                                Its:  President


                                /s/ Carl S. Moses
                                ---------------------------------------------
                                Carl S. Moses


                                /s/ Cynthia A. Moses
                                ---------------------------------------------
                                Cynthia A. Moses


                                       48